FREE WRITING PROSPECTUS Dated April 12, 2017	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-03

**Pricing Details** $1.256BN World Omni Auto Receivables Trust 2017-A

Joint Leads:	MUFG (Str), JPM, Mizuho, Wells
Co-managers:	BAML, BB&T, Comerica, Regions,

SunTrust

CL	AMT($MM	WAL(YR)	S/F	WIN	E.FIN	L.FIN	PX	YLD%	CPN%	PRICE
A1	$225.00	0.19	A-1+/F1+	1-5	9/17	4/18	1.10%Yld	1.10%	1.10%	100.00000%
A2A	$346.50	1.05	AAA/AAA	5-22	2/19	8/20	EDSF+14bps	1.505%	1.50%	99.99969%
A2B	$129.50	1.05	AAA/AAA	5-22	2/19	8/20	1ML+14bps			100.00000%
A3	$426.00	2.76	AAA/AAA	22-47	3/21	9/22	IntS+30bps	1.945%	1.93%	99.98081%
A4	$94.75	3.99	AAA/AAA	47-48	4/21	6/23	IntS+46bps	2.255%	2.24%	99.98296%
B	$34.70	3.99	AA/AA	48-48	4/21	2/24	IntS+60bps	2.395%	2.38%	99.98810%

* PRICING SPEED: 1.30% ABS to 10% clean-up call

* EXP SETTLE: April 19th

* FIRST PAY: May 15th

* REGISTRATION: SEC registered/Public

* ERISA: Yes

* MIN DENOMINATION: $1K x $1K

* BLOOMBERG TICKER: WOART 2017-A

* BILL & DELIVER: MUFG

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intexnet Dealname: mitwoart_2017-a Password: 2K24

* Deal Roadshow: www.dealroadshow.com  Entry Code: WOART17A

CUSIP/ISIN:

* A1:98162E AA5 / US98162EAA55

* A2A:98162E AB3 / US98162EAB39

* A2B:98162E AF4 / US98162EAF43

* A3:98162E AC1 / US98162EAC12

* A4:98162E AD9 / US98162EAD94

* B:98162E AE7 / US98162EAE77

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM MUFG SECURITIES AMERICAS INC. BY CALLING 1-877-649-6848.